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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934






         Date of report (Date of earliest event reported) July 5, 1996


                   LAZARE KAPLAN INTERNATIONAL INC.
             (Exact Name of registrant as specified in its charter)


          Delaware                      1-7848                  13-2728690
(State or other jurisdiction of         (Commission          (IRS Employer
incorporation or organization)          File Number)         Identification No.)


529 Fifth Avenue, New York, New York                                 10017
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code          (212) 972-9700


                                 Not Applicable
(Former name, former address and former fiscal year, if changed since last report)











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ITEM 5. OTHER EVENTS.


Russia Agreement

     In July 1996 Lazare Kaplan International Inc., (the "Company") announced that it had reached an agreement, for a term of ten years, with AK Almazi Rossii Sakha ("ARS") for the cutting, polishing and marketing of large rough gem diamonds. According to published reports, ARS is the largest producer of rough diamonds in Russia with annual production in excess of $1.2 billion, accounting for over 20% of the world's supply of diamonds. Under the terms of the agreement, the Company has begun to equip a diamond cutting factory (estimated to cost $600,000, half of which will be borne by ARS) within the ARS facility in Moscow. This new facility will be staffed by Russian technicians and managed and supervised by Company personnel. ARS has agreed to supply a minimum of $45 million per year of large rough gem diamonds selected by the Company as being suitable for processing in this facility. The Company has agreed to sell the resulting polished diamonds through its worldwide distribution network. The proceeds from the sale of these polished diamonds, after reimbursement of costs incurred by each of the parties, generally will be shared equally with ARS. The agreement does not require the Company to advance funds for the purchase of rough diamonds. This agreement will serve as a long-term off-take arrangement to secure the repayment of the $60 million financing received by ARS from a United States commercial bank and guaranteed by the Export- Import Bank of the United States ("Ex-Im") for the purchase by ARS of U.S. manufactured mining equipment. This equipment will be used by ARS to increase production in its diamond mines. The Ex-Im has stated that this agreement is the first transaction approved under the Ex-Im's General Project Incentive Agreement with the Ministry of Finance and the Central Bank of the Russian Federation signed on December 1993. The Company anticipates that this facility will commence cutting and polishing before June 1997.

Angola Agreement

     In July 1996 the Company signed a five year agreement, approved by the Government of Angola, for the supply of a portion of the rough diamonds mined in Angola and the joint cutting, polishing and marketing of a portion of that production. The agreement, entered into with Empresa Nacional de Diamantes de Angola ("Endiama"), Angola's national diamond mining company, and Sociedade Angolana de Exploracao, Lapidacao e Comercializacao de Diamantes, a company owned by a consortium of Angolan investors, provides for Endiama to sell to the Company a portion of the rough diamonds mined in Angola consisting of sizes and qualities selected by the Company as being suitable for cutting and sale as polished diamonds, or for resale as rough diamonds. Purchases under this arrangement began in August 1996. The Company intends to cut and polish the rough diamonds at its existing facilities. After an agreed period of consistent, uninterrupted supply of rough diamonds, a feasibility study will be undertaken by the Company to examine the economic viability of establishing a diamond cutting factory in Angola. In the agreement, the parties acknowledge that it is their long-term intention to create a diamond polishing facility in Angola with the capacity for polishing at least $40 million of rough diamonds per year. However, the arrangement is now in an early stage and there can be no assurances that the Company will be supplied with suitable diamonds for cutting and polishing, that the Company will be supplied with a sufficient and consistent quantity of diamonds, or that the feasibility study will result in a recommendation to proceed with the creation of the polishing operation.

        The foregoing information is qualified in its entirety be reference to the complete text of each of the foregoing Agreements, a copy of each of which is filed as an exhibit hereto and is incorporated herein by reference.






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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


(C)     EXHIBITS

        1. Cooperation Agreement, dated July 15, 1996, between Lazare Kaplan International Inc., Empresa Nacional de Diamantes de Angola and Sociedade Angolana de Exploracao, Lapidacao e Comercializacao de Diamantes (confidential portions have been omitted and filed separately with the Commission).

        2. Cooperation Agreement, dated July 5, 1996, between Lazare Kaplan International Inc. and AK Almazi Rossii Sakha (confidential portions have been omitted and filed separately with the Commission).



                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                LAZARE KAPLAN INTERNATIONAL INC.
                                                   (Registrant)



Date:  October 31, 1996                     By:  /s/ Sheldon L. Ginsberg
                                               -------------------------
                                                     Sheldon L. Ginsberg
                                                     Executive Vice President
                                                     and Chief Financial Officer







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